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EXHIBIT 8.1


                             [Troutman Sanders LLP]

                                  May 23, 2001


ANTEC Corporation
11450 Technology Circle
Duluth, Georgia 30097


                  Re:      Registration Statement on Form S-4


Ladies and Gentlemen:

         We have acted as counsel to ANTEC Corporation, a Delaware corporation ("ANTEC"), in connection with (i) the proposed merger of Broadband Transition Corporation ("Transition"), a wholly-owned subsidiary of Broadband Parent Corporation ("Parent"), with and into ANTEC (the "Merger"), and (ii) the Registration Statement on Form S-4 of ANTEC, to which this opinion letter is filed as an exhibit (the "Registration Statement"). All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Agreement and Plan of Reorganization by and among ANTEC Corporation, Broadband Parent Corporation, Broadband Transition Corporation, Nortel Networks LLC, Nortel Networks Inc., Arris Interactive L.L.C., dated as of October 18, 2000, and as amended on April 9, 2001 (the "Merger Agreement").

         For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the ANTEC Corporation Proxy Statement/Prospectus, dated May 23, 2001, included in the Registration Statement (the "Proxy Statement/Prospectus"), and (iii) such other documents, records and instruments as we have deemed necessary or appropriate in order for us to render our opinion.

         Our opinion is based upon existing provisions of the Code, Treasury Regulations promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change.

         Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion that the statements contained under the heading "Material Federal Income Tax Consequences," insofar as such statements constitute legal conclusions or summaries of legal matters, are accurate.

         Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the Effective Date of the Merger in federal income tax law or administrative practice that may affect our opinion.

         This opinion is for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption "Material Federal Income Tax Consequences" in the Registration Statement and the Proxy Statement/Prospectus which is part thereof. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.